Exhibit 99.1

One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS SECOND-QUARTER 2016 GAAP-BASIS EPS OF $1.47
ON LOWER EXPENSES COMPARED TO THE SECOND QUARTER OF 2015

Second-quarter 2016 operating-basis EPS was $1.46
on lower operating-basis expenses compared to the second quarter of 2015

As previously disclosed, authorized to purchase up to $1.4 billion of common stock through June 30, 2017 and, subject to board approval, intends to increase quarterly common stock dividend to $0.38 per share

Boston, MA ...July 27, 2016

In announcing today's financial results, Joseph L. Hooley, State Street's Chairman and Chief Executive Officer said, "We are pleased with our strong second-quarter results, which reflect strong fee revenue growth compared to the first quarter, driven by growth in our core asset servicing and asset management fees. Demand remains robust across our global client base as demonstrated by new servicing commitments of approximately $750 billion, including our appointment by Deka Bank and Allianz Global Investors to provide a range of investment services for $583 billion in assets. Our focus on expenses generated a decrease in expenses compared to the second quarter of 2015. These results also reflect our success to date in implementing our multi-year digital transformation program, State Street Beacon, which is delivering savings and efficiencies, as well as new product innovations for our clients.”

Hooley added, “Although it is still early days following the Brexit vote, we view the diverse and complex $30 trillion European investment market as a significant opportunity that we are well positioned for, given the scope and footprint of our European operations. Therefore, our long-term outlook for our European operations has not been materially impacted by the referendum, other than the impact of anticipated persistence of lower market interest rates.”

Hooley continued, "We completed our acquisition of GE Asset Management. This transaction is a key step in our plan to invest in higher growth and return businesses. It is also an important part of SSGA’s continued evolution as a premier provider of solutions to clients.”
Hooley concluded, "We continue to prioritize returning capital to our shareholders. During the second quarter of 2016, we purchased a total of $390 million of our common stock under our prior common stock purchase program announced in March 2015. Earlier this month, our Board of Directors approved a $1.4 billion common stock purchase program following the Federal Reserve's review of our capital plan under its 2016 Comprehensive Capital Analysis and Review (CCAR) process. Our 2016 capital plan also includes an increase of approximately 12% in our quarterly common stock dividend to $0.38 per share starting in the third quarter of 2016."

2Q16 Highlights:

•	Expense Management: Reflecting a focus on prudent expense management, 2Q16 GAAP-Basis expenses decreased compared to 2Q15.

•
Currency impact: Compared to the second quarter of 2015, the strengthening of the U.S. dollar reduced our fee revenue outside of the U.S. by approximately $10 million, but a similar benefit to expenses offset the currency impact on our bottom line.

•
New business(a): New asset servicing mandates during the second quarter of 2016 totaled$750 billion. In our asset management business, we experienced net outflows of $35 billion during the second quarter of 2016.

•
Capital(b): Our common equity tier 1 ratios as of June 30, 2016 were 12.0% and 12.0%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of June 30, 2016 were 11.6% and 11.5%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule.

•
Return of capital to shareholders(c): We purchased approximately $390 million of our common stock at an average price of $59.66 per share in the second quarter of 2016. In addition, we declared a quarterly common stock dividend of $0.34 per share in the second quarter of 2016.

(a) New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of June 30, 2016. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(b) Estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.
(c) Stock purchases may be made using various types of mechanisms, including open market purchases or transactions off market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, types of transactions and number of shares purchased will depend on several factors, including, market conditions and our capital position, our financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time. Our common stock and other stock dividends, including the declaration, timing and amount thereof, remain subject to consideration and approval by our Board of Directors at the relevant times.

Second-Quarter 2016 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q16	1Q16	Increase (Decrease)		2Q15	Increase (Decrease)
Total fee revenue	$2,053	$1,970	4.2%		$2,076	(1.1)%
Net interest revenue	521	512	1.8		535	(2.6)
Total revenue	2,573	2,484	3.6		2,608	(1.3)
Provision for loan losses	4	4	—		2	nm
Total expenses	1,860	2,050	(9.3)		2,134	(12.8)
Net income available to common shareholders	585	319	83.4		389	50.4

Earnings per common share(1):
Diluted	1.47	0.79	86.1		0.93	58.1

Financial ratios:
Return on average common equity	12.4%	6.8%	560	bps	8.2%	420	bps

Total assets as of period-end	$255,386	$243,685	4.8%		$294,544	(13.3)%
Quarterly average total assets	229,197	223,623	2.5		263,834	(13.1)
Net unrealized gains on investment securities, after-tax, as of period end(2)	796	522	52.5		346	130.1
(1) The first and second-quarters of 2016 included net after-tax charges of $62 million and $8 million, respectively, or $0.15 and $0.02 per share, respectively, related to State Street Beacon. Second-quarter 2015 included a net after-tax charge of $156 million, or $0.37 per share, to increase our legal accruals.
(2) Includes net unrealized gains on investment securities, after tax, for securities classified as available for sale and held to maturity.
nm Not meaningful

Second quarter 2016 GAAP-basis results included the following notable items:

•	On April 1, 2016, we sold the WM/Reuters branded foreign exchange benchmark business to Thomson Reuters resulting in a pre-tax gain of approximately $53 million.

•
A net pre-tax charge of approximately $58 million that reflects an increase in our previously established reserve related to our review of amounts we invoiced clients for certain expenses, including a $43 million reduction to total revenue and $15 million within total expense.

Operating-Basis (Non-GAAP) Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating-basis, as it believes this presentation supports meaningful analysis and comparisons of trends with respect to State Street's normal ongoing business operations from period to period, as well as additional information (such as capital ratios calculated under regulatory standards scheduled to be effective in the future) that management uses in evaluating State Street’s business and activities. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP-basis. Summary results presented on a GAAP-basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

Second-Quarter 2016 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q16	1Q16	Increase (Decrease)		2Q15	Increase (Decrease)
Total fee revenue	$2,130	$2,033	4.8%		$2,174	(2.0)%
Net interest revenue	546	539	1.3		556	(1.8)
Total revenue	2,675	2,574	3.9		2,727	(1.9)
Provision for loan losses	4	4	—		2	nm
Total expenses	1,828	1,943	(5.9)		1,881	(2.8)
Net income available to common shareholders	582	396	47.0		565	3.0
Total assets as of period-end	255,386	243,685	4.8		294,544	(13.3)
Quarterly average total assets	229,197	223,623	2.5		263,834	(13.1)
Diluted Earnings per Share	1.46	0.98	49.0		1.36	7.4
Return on average common equity	12.3%	8.4%	390	bps	11.9%	40	bps
Net unrealized gains on investment securities, after-tax, as of period-end(1)	$796	$522	52.5%		$346	130.1%
nm Not meaningful
(1) Includes net unrealized gains on investment securities, after tax, for securities classified as available for sale and held to maturity.

The rate of decline in operating-basis expenses exceeded the rate of decline in operating-basis fee revenues during the second quarter of 2016 relative to the second quarter of 2015, representing positive fee operating leverage of approximately 80 basis points.
We currently expect State Street Beacon, our multi-year transformation program(a) to deliver at least $140 million in estimated annual pre-tax fiscal savings in 2016 including targeted staff reductions announced in October 2015.
(a)Estimated pre-tax expense savings relate only to State Street Beacon, our multi-year transformation program, and are based on projected improvement from our full-year 2015 operating-basis expenses, all else equal. The full effect of the savings generated each year will be felt the following year. Actual expenses may increase or decrease in the future due to other factors.

The following table reconciles select second-quarter 2016 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.
Second-Quarter 2016 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP-basis	$709	$585	$1.47
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	87
Tax-exempt investment securities (net interest revenue)	40
Total	127
Non-operating adjustments
Gain on sale of WM/Reuters Business	(53)	(40)	(.10)
Discount accretion associated with former conduit securities (net interest revenue)	(15)	(9)	(.02)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	(3)	(2)	(.01)
Expense billing matter, net(1)	58	38.10
Acquisition & restructuring costs (expenses)(2)	20	12.03
Effect on income tax of non-operating adjustments	—	(2)	(.01)
Total	7	(3)	(.01)
Operating-basis	$843	$582	$1.46
(1) Expense billing matter, net, includes a charge of $48 million to servicing fee revenue, a credit of $5 million to management fee revenue and $15 million of other expenses. Refer to reconciliations of GAAP to operating-basis revenues and expenses on the following pages.
(2) Includes a pre-tax charge of $13 million ($8 million after tax or $0.02 per share) related to State Street Beacon.

Selected Financial Information and Ratios
The tables below provide a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.
Assets Under Custody and Administration
The following table presents assets under custody and administration, assets under management, market indices and average fx rates for the periods indicated.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions, except market indices)	2Q16	1Q16	Increase (Decrease)	2Q15	Increase (Decrease)
Assets under custody and administration(1)(2)	$27,786	$26,943	3.1%	$28,650	(3.0)%
Assets under management(2)	2,301	2,296	0.2	2,374	(3.1)
Market Indices(3):
S&P 500® daily average	2,075	1,951	6.4	2,102	(1.3)
MSCI EAFE® daily average	1,648	1,594	3.4	1,905	(13.5)
S&P 500® average of month-end	2,087	1,977	5.6	2,085	0.1
MSCI EAFE® average of month-end	1,656	1,601	3.4	1,887	(12.2)
Average Foreign Exchange Rate (Euro vs. USD)	1.129	1.103	2.4	1.107	1.9
Average Foreign Exchange Rate (GBP vs. USD)	1.434	1.433	0.1	1.533	(6.5)
(1) Includes assets under custody of $21,354 billion, $20,788 billion and $22,064 billion, as of June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents second-quarter 2016 activity in assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of March 31, 2016	$1,327	$327	$381	$109	$152	$2,296
Long-term institutional inflows(1)	43	19	—	9	4	75
Long-term institutional outflows(1)	(77)	(20)	—	(8)	(3)	(108)
Long-term institutional flows, net	(34)	(1)	—	1	1	(33)
ETF flows, net	(8)	—	(1)	—	6	(3)
Cash fund flows, net	—	—	1	—	—	1
Total flows, net	(42)	(1)	—	1	7	(35)
Market appreciation	23	8	1	8	6	46
Foreign exchange impact	(1)	1	(2)	(1)	(3)	(6)
Total market/foreign exchange impact	22	9	(1)	7	3	40
Balance as of June 30, 2016	$1,307	$335	$380	$117	$162	$2,301

The following table presents year-to-date activity for the period ending June 30, 2016 of assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of December 31, 2015	$1,326	$312	$368	$103	$136	$2,245
Long-term institutional inflows(1)	106	36	—	21	6	169
Long-term institutional outflows(1)	(144)	(40)	—	(17)	(5)	(206)
Long-term institutional flows, net	(38)	(4)	—	4	1	(37)
ETF flows, net	(12)	5	(1)	—	12	4
Cash fund flows, net	—	—	12	—	—	12
Total flows, net	(50)	1	11	4	13	(21)
Market appreciation	22	17	1	10	12	62
Foreign exchange impact	9	5	—	—	1	15
Total market/foreign exchange impact	31	22	1	10	13	77
Balance as of June 30, 2016	$1,307	$335	$380	$117	$162	$2,301
(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Fund, for which State Street is not the investment manager, but acts as distribution agent.

Revenue
The following table provides the components of our GAAP-basis revenue for the periods noted:

(Dollars in millions)	2Q16	1Q16	Increase (Decrease)	2Q15	Increase (Decrease)
Servicing fees	$1,239	$1,242	(0.2)%	$1,319	(6.1)%
Management fees	293	270	8.5	304	(3.6)
Trading services revenue:
Foreign exchange trading	157	156	0.6	167	(6.0)
Brokerage and other fees	110	116	(5.2)	114	(3.5)
Total trading services revenue	267	272	(1.8)	281	(5.0)
Securities finance revenue	156	134	16.4	155	0.6
Processing fees and other revenue	98	52	88.5	17	476.5
Total fee revenue	2,053	1,970	4.2	2,076	(1.1)
Net interest revenue	521	512	1.8	535	(2.6)
Gains (losses) related to investment securities, net	(1)	2	nm	(3)	nm
Total Revenue	$2,573	$2,484	3.6%	$2,608	(1.3)%
nm Not meaningful.

The following table provides a reconciliation of our operating-basis (non-GAAP) revenue for the periods noted:

(Dollars in millions)	2Q16	1Q16	Increase (Decrease)		2Q15	Increase (Decrease)
Servicing Fees:
Total servicing fees, GAAP-basis	$1,239	$1,242	(0.2)%		$1,319	(6.1)%
Expense billing matter(1)	48	—			—
Total servicing fees, operating-basis	$1,287	$1,242	3.6		$1,319	(2.4)

Management Fees:
Total management fees, GAAP-basis	$293	$270	8.5%		$304	(3.6)%
Expense billing matter(1)	(5)	—			—
Total management fees, operating-basis	$288	$270	6.7		$304	(5.3)

Processing Fees and Other Revenue:
Total processing fees and other revenue, GAAP-basis	$98	$52	88.5%		$17	476.5%
Tax-equivalent adjustment associated with tax-advantaged investments	87	63			98
Gain on sale of WM/Reuters Business	(53)	—			—
Total processing fees and other revenue, operating-basis	$132	$115	14.8		$115	14.8

Fee Revenue:
Total fee revenue, GAAP-basis	$2,053	$1,970	4.2%		$2,076	(1.1)%
Tax-equivalent adjustment associated with tax-advantaged investments	87	63			98
Gain on sale of WM/Reuters Business	(53)	—			—
Expense billing matter, net(1)	43	—			—
Total fee revenue, operating-basis	$2,130	$2,033	4.8		$2,174	(2.0)

Net Interest Revenue:
Net interest revenue, GAAP-basis	$521	$512	1.8%		$535	(2.6)%
Tax-equivalent adjustment associated with tax-exempt investment securities	40	42			44
Net interest revenue, fully taxable-equivalent basis	561	554			579
Average interest earning assets	198,243	194,081			233,411
Net interest margin, fully taxable equivalent basis	1.14%	1.15%	(10)	bps	1.00%	140	bps

Net interest revenue, fully taxable-equivalent basis	$561	$554	1.3%		$579	(3.1)%
Discount accretion associated with former conduit securities	(15)	(15)			(23)
Net interest revenue, operating-basis(2)	$546	$539	1.3		$556	(1.8)
(1) Expense billing matter, net, includes a charge of $48 million to servicing fee revenue, a credit of $5 million to management fee revenue and $15 million of other expenses. Refer to reconciliations of GAAP to operating-basis revenues and expenses on the following pages.
(2) Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $204 million in interest revenue through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.

The following highlights primary drivers of changes in our revenue for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results.
Servicing fees increased from the first quarter of 2016, primarily due to net new business and higher global equity markets. Compared to the second quarter of 2015, servicing fees decreased, primarily due to lower global equity markets. On a GAAP-basis, the second quarter of 2016 reflects a $48 million reduction in servicing fees related to our previously disclosed expense billing matter.
Management fees increased from the first quarter of 2016 primarily due to higher global equity markets and favorable net new business mix. Compared to the second quarter of 2015 management fees decreased, primarily due to lower international equity markets. On a GAAP-basis, the second quarter of 2016 reflects an increase in management fees of $5 million related to our previously disclosed expense billing matter.
Foreign exchange trading revenue increased slightly from the first quarter of 2016. Compared to the second quarter of 2015, foreign exchange trading revenue decreased, primarily due to lower client-related volumes.
Brokerage and other fees decreased from the first quarter of 2016, primarily due to lower revenue related to the exit of the WM/Reuters branded foreign exchange benchmark business. Compared to the second quarter of 2015, brokerage and other fees decreased, primarily due to lower transition management revenue, partially offset by higher fees associated with the GLD ETF.
Securities finance revenue increased from the first quarter of 2016, primarily due to seasonality. Compared to the second quarter of 2015, securities finance revenue increased slightly.
Processing fees and other revenue increased compared to the first quarter of 2016, primarily due to higher equity earnings from joint ventures and favorable valuation adjustments. Compared to the second quarter of 2015, processing fees and other revenue increased, primarily due to favorable valuation adjustments and higher revenue associated with bank owned life insurance. On a GAAP-basis, the increase for both periods also reflects the gain on the sale of the WM/Reuters branded foreign exchange benchmark business to Thomson Reuters in the second quarter of 2016.
Net interest revenue increased from the first quarter of 2016, primarily due to disciplined liability pricing, higher interest earning assets, and income associated with a small number of discrete security prepayments. Compared to the second quarter of 2015, net interest revenue decreased, primarily due to our success in reducing the size of the balance sheet in 2015, partially offset by the impact of higher short-term interest rates and disciplined liability pricing. On a GAAP-basis, the decrease compared to the second quarter of 2015 also is partially a result of lower discount accretion associated with the former conduit securities. Net interest margin, calculated based on operating-basis net interest revenue, changed to 111 basis points in the second quarter of 2016 from 112 and 96 basis points in the first quarter of 2016 and the second quarter of 2015, respectively.

Expenses
The following table provides the components of our GAAP-basis expenses for the periods noted:

(Dollars in millions)	2Q16	1Q16	Increase (Decrease)	2Q15	Increase (Decrease)
Compensation and employee benefits	$989	$1,107	(10.7)%	$984	0.5%
Information systems and communications	270	272	(0.7)	249	8.4
Transaction processing services	201	200	0.5	201	—
Occupancy	111	113	(1.8)	109	1.8
Acquisition and restructuring costs	20	104	(80.8)	3	566.7
Other	269	254	5.9	588	(54.3)
Total Expenses	$1,860	$2,050	(9.3)%	$2,134	(12.8)%
The following table provides a reconciliation of our operating-basis (non-GAAP) expenses for the periods noted:

(Dollars in millions)	2Q16	1Q16	Increase (Decrease)	2Q15	Increase (Decrease)
Compensation and Employee Benefits Expenses:
Total compensation and employee benefits expenses, GAAP-basis	$989	$1,107	(10.7)%	$984	0.5%
Severance costs associated with staffing realignment	3	(3)		—
Total compensation and employee benefits expenses, operating-basis	$992	$1,104	(10.1)	$984	0.8

Other Expenses:
Total other expenses, GAAP-basis	$269	$254	5.9%	$588	(54.3)%
Provisions for legal contingencies	—	—		(250)
Expense billing matter(1)	(15)	—		—
Total other expenses, operating-basis	$254	$254	—	$338	(24.9)

Expenses:
Total expenses, GAAP-basis	$1,860	$2,050	(9.3)%	$2,134	(12.8)%
Severance costs associated with staffing realignment	3	(3)		—
Provisions for legal contingencies	—	—		(250)
Expense billing matter	(15)	—		—
Acquisition costs	(7)	(7)		(3)
Restructuring charges, net	(13)	(97)		—
Total expenses, operating-basis	$1,828	$1,943	(5.9)	$1,881	(2.8)
(1) Expense billing matter, net, includes a charge of $48 million to servicing fee revenue, a credit of $5 million to management fee revenue and $15 million of other expenses. Refer to reconciliations of GAAP to operating-basis revenues and expenses on the following pages.
The following highlights primary drivers of changes in our expenses for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results.
Compensation and employee benefits expenses decreased from the first quarter of 2016, due to costs recorded in the first quarter of 2016 associated with the seasonal deferred incentive compensation expense for retirement eligible employees and payroll taxes, partially offset by an annual merit increase. Compared to the second quarter of 2015, compensation and employee benefits expenses increased, primarily due to increased costs to support regulatory initiatives and new business, mostly offset by State Street Beacon savings.
Information systems and communications expenses decreased from the first quarter of 2016. Compared to the second quarter of 2015, information systems and communications increased, primarily due to investments associated with supporting business, including project Beacon, and regulatory initiatives.

Other expenses increased from the first quarter of 2016 on a GAAP-basis, primarily due to interest expense associated with the expense billing matter.  Compared to the second quarter of 2015, other expenses decreased on a GAAP-basis, primarily due to a legal provision recorded in the second quarter of 2015, lower professional services, securities processing costs, and travel expenses.
 On an operating-basis, other expenses were flat compared to the first quarter of 2016. Compared to the second quarter of 2015, other expenses decreased, primarily due to lower professional services, securities processing costs, and travel expenses.
Income Taxes for our second quarter of 2016 GAAP-basis effective tax rate was 12.9% compared to 14.4% in the first quarter of 2016 and 11.3% in the second quarter of 2015. Our operating-basis effective tax rates for the second quarter of 2016 was 27.0% compared to 29.1% in the first quarter of 2016 and 29.6% in the second quarter of 2015.

Capital
The following table presents our regulatory capital ratios as of June 30, 2016 and March 31, 2016. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014 as of June 30, 2016 and March 31, 2016. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

June 30, 2016	Basel III Advanced Approaches(1)(2)	Basel III Standardized Approach(1)	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.0%	12.0%	11.6%	11.5%
Tier 1 capital ratio	15.0	15.0	14.6	14.6
Total capital ratio	17.1	17.1	16.7	16.7
Tier 1 leverage ratio	7.0	7.0	6.9	6.9

March 31, 2016
Common equity tier 1 ratio	12.3%	12.5%	11.8%	11.9%
Tier 1 capital ratio	14.9	15.1	14.4	14.6
Total capital ratio	17.1	17.3	16.5	16.8
Tier 1 leverage ratio	6.9	6.9	6.7	6.7

	State Street		State Street Bank
As of June 30, 2016 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(4)	Transitional SLR	Fully Phased-In SLR(4)
Tier 1 Capital	$15,637	$15,244	$15,734	$15,377
Total assets for SLR	249,057	248,774	244,481	244,227
Supplementary Leverage Ratio	6.3%	6.1%	6.4%	6.3%

As of March 31, 2016 (Dollars in millions)
Tier 1 Capital	$15,032	$14,546	15,071	14,628
Total assets for SLR	241,793	241,436	237,292	236,970
Supplementary Leverage Ratio	6.2%	6.0%	6.4%	6.2%
(1) June 30, 2016 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems.” Refer to the addendum included with this news release for a description of the advanced approaches and a discussion of related risks.
(3) Estimated pro-forma fully phased-in ratios as of June 30, 2016 and March 31, 2016 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.
(4) Estimated pro-forma fully phased-in SLRs as of June 30, 2016 and March 31, 2016 (fully phased-in as of January 1, 2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates as calculated under the SLR final rule. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, July 27, 2016, at 9:30 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 33283388.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 33283388.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the second quarter of 2016, State Street expects to publish its updates during the period beginning today and ending on or about August 5, 2016.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $28 trillion in assets under custody and administration and $2 trillion* in assets under management as of June 30, 2016, State Street operates globally in more than 100 geographic markets and employs 32,636 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $40 billion as of June 30, 2016), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,”

“will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 27, 2016.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the structure and details of the U.K.'s exit from the European Union, or "Brexit", following the recent referendum by British voters are not certain, remain subject to negotiations between the U.K. and the European Union and will be determined over the coming years; such structure and details are likely to have significant effects on financial markets and business activities, and the regulatory environment, particularly in the U.K and Europe, some or all of which effects could have a material effect on our or our clients or counterparties businesses, operations, investment activities or financial results.

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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we may not successfully implement our plans to address the deficiencies jointly identified by the Federal Reserve and the FDIC in April 2016 with respect to our 2015 resolution plan, or those plans may not be considered to be sufficient by the Federal Reserve and the FDIC, due to a number of factors, including, but not limited to challenges we may experience in interpreting and addressing regulatory expectations, failure to implement remediation in a timely manner, the  complexities of development of a comprehensive plan to resolve a global custodial bank and related costs and dependencies. If we fail to meet regulatory expectations to the satisfaction of the Federal Reserve and the FDIC in our resolution plan submission due on October 1, 2016 or in any future submission, we could be subject to more stringent capital, leverage or liquidity requirements, or restrictions on our growth, activities or operations;

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adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

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our ability to develop and execute State Street Beacon, our multi-year transformation program to create cost efficiencies and to fully digitize our business to support the development of new solutions and capabilities for our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

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the results of our review of our billing practices, including additional amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2015 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, July 27, 2016, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.